Exhibit (h)(2)(vi)

AMENDMENT

To Transfer Agency and Service Agreement (the “Agreement”)

Between

Allianz Global Investors Fund Management LLC (the “Administrator”)

And

Boston Financial Data Services (the “Transfer Agent”)

This Amendment is made as of this 13th day of July 2015, between the Administrator, on behalf of the Allianz Funds (the “Fund”) and each Portfolio as listed on Schedule A, individually and not jointly or jointly and severally, and the Transfer Agent. In accordance with Section 16.1 of the Agreement between the Administrator and the Transfer Agent dated October 3, 2008, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Services. Subsection 1.2(c) of the Agreement is hereby deleted in its entirety and replaced with the following new subsection 1.2(c):

“(c) Blue Sky Services. At the direction of the Administrator on behalf of the Fund, the Transfer Agent will perform the Blue Sky Services set forth on the attached schedule (“Schedule 1.2(c) entitled “Blue Sky Services”). In connection therewith, the Administrator on behalf of the Fund shall be responsible for determining and advising the Transfer Agent with respect to (i) those jurisdictions in which Notice Filings are to be submitted and (ii) the dollar amount to be permitted to be sold in each such jurisdiction. Unless otherwise specified in writing by the parties, the Administrator on behalf of the Fund shall also be responsible for determining the availability of any exemptions under a jurisdiction’s blue sky laws and ensuring the proper application of any such exemptions by the Fund and its intermediaries. In the event that the Transfer Agent becomes aware of (a) the sale of the Fund’s shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of the Fund’s shares in excess of the number of shares of the Fund permitted to be sold in such jurisdiction, the Transfer Agent shall report such information to the Fund and the Fund shall instruct the Transfer Agent with respect to the corrective action to be taken. In connection with the services described herein, the Administrator shall issue in favor of the Transfer Agent a limited power of attorney to submit Notice Filings and payments with respect thereto on behalf of the Fund which power of attorney shall be substantially in the form of Exhibit A attached to Schedule 1.2(c). In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(c), the Administrator agrees to pay the Transfer Agent the Blue Sky Service fees set forth on Schedule 3.1, as amended by the parties from time to time, and any expenses associated with such additional duties.”

2.	Blue Sky Services Schedule. The Agreement is hereby amended to add new Schedule 1.2(c) – entitled “Blue Sky Services,” which is attached to this amendment and incorporated into the Agreement hereby.

3.	Fee Schedule. Schedule 3.1 (Fees and Expenses) to the Agreement is hereby amended to add the following new section:

“Blue Sky Administration

State Registration Filings
1 – 8,000 Permits	$40.00 / State Permit Annually
8,001 – 12,000	$35.00 / State Permit Annually
12,001 – 16,000	$30.00 / State Permit Annually
16,001 and above	$25.00 / State Permit Annually

Ongoing Sales Feed Set-Up

One-time complex fee for establishing additional transfer agency / broker sales feed post conversion	$1,000.00 / Data Feed

Annual fee per direct broker/dealer sales feed	$500.00 / Broker Feed

Conversion Fee	Waived†

Reimbursable Expenses

Reimbursable Expenses including but not limited to mailing expenses, postage, filing fees, customized programming and enhancements, telecommunications, off-site storage costs, etc., shall be paid by the Fund in accordance with Section 3.2 (Reimbursable Expenses) of the Agreement.

Cost of Living Adjustment

Notwithstanding Section 3.5 (Cost of Living Adjustment) of the Agreement, the total fee for all Blue Sky services for each succeeding year shall equal the fee that would be charged for the same services based on the new fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (as defined in Section 3.5 of the Agreement), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

† The Funds shall pay Conversion Fee of $72,500.00 to the Transfer Agent if the Fund terminates Blue Sky services within 12 months after the date of this Amendment. The Funds shall pay $36,250.00 of the Conversion Fee to the Transfer Agent if the Fund terminates Blue Sky Services between 12 and 24 months after the date of this Amendment.

4.	All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised hereby; and

5.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

Signatures on following page

Exhibit (h)(2)(vi)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Julian Sluyters	By: /s/ Tracy W. Shelby

Name: Julian Sluyters	Name: Tracy W. Shelby

Title: President and Chief Executive Officer	Title: Managing Director U.S. Mutual Fund Transfer Agency Services Boston Financial Data Services

Exhibit (h)(2)(vi)

SCHEDULE 1.2(C)

BLUE SKY SERVICES

In accordance with Section 1.2(c) and the terms of the Agreement, the Transfer Agent shall perform the following Blue Sky Services on behalf of the Administrator for the Fund:

1.	Filing of the Fund’s Initial Notice Filings, as directed by the Fund;

2.	Filing of the Fund’s renewals and amendments as required;

3.	Filing of amendments to the Fund’s state registration statement where required;

4.	Filing Fund’s sales reports where required;

5.	Payment, at the expense of the Fund, of all Notice Filing fees for the Fund;

6.	Filing the Prospectuses and Statements of Additional Information, supplied by the Fund, and any amendments or supplements thereto where required;

7.	Filing of annual reports and proxy statements, supplied by the Fund, where required; and

8.	The performance of such additional services as the Transfer Agent and the Fund may agree upon in writing.

Exhibit (h)(2)(vi)

EXHIBIT A

TO

SCHEDULE 1.2(C)

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of October 1st, 2015, that Allianz Global Investors Fund Management LLC (the “Trust”) on behalf of its currently existing series and all future series (the “Fund”), with principal offices at 1633 Broadway, N.Y. N.Y. 10019, makes, constitutes, and appoints BOSTON FINANCIAL DATA SERVICES, INC. (“Boston Financial”) with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The power to submit (in any format accepted) notice filings for the Fund in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of Boston Financial in connection with the notice filings of the Fund’s shares.

2. TRANSMIT FILING FEES. The power to draw, endorse, and deposit checks and/or transmit electronic payments in the name of the Fund in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Managing Director, Vice President, Compliance Officer, Compliance Group Manager, Compliance Manager, or Compliance Fund Administrator at Boston Financial shall have authority to act on behalf of the Fund with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by Boston Financial of such termination of authority. Nothing herein shall be construed to constitute the appointment of Boston Financial as or otherwise authorize Boston Financial to act as an officer, director or employee of the Administrator.

IN WITNESS WHEREOF, the Administrator has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:

Name:

Title:

Subscribed and sworn to before me this day of , 20 .

Notary Public

State of

In and for the County of

My Commission Expires